As filed with the Securities and Exchange Commission on December 22, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENERAL MARITIME CORPORATION
(formerly Galileo Holding Corporation)
(Exact name of Registrant as Specified in Charter)

Republic of the Marshall Islands	66-0716485
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)
GENERAL MARITIME CORPORATION 2001 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED, EFFECTIVE DECEMBER 16, 2008)
(Full title of the plan)

299 Park Avenue
New York, New York 10171
(212) 763-5600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Georgiopoulos
Executive Vice President, Treasurer and Secretary
299 Park Avenue
New York, New York 10171
(212) 763-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas E. Molner, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed maximum
	Amount to be	Proposed maximum	aggregate offering	Amount of registration
Title of securities to be registered	registered	offering price per share(1)	price(1)	fee(2)(3)
Common Stock (par value $.01 per share)	1,624,347	$11.21	$18,208,929.87	$715.61

(1)	Estimated, in accordance with 17 CFR 230.457(c), solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on the average of the high and low prices reported by the New York Stock Exchange on December 18, 2008, which is within five (5) business days prior to the date of this Registration Statement.

(2)	This fee has been calculated under Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), by multiplying the proposed maximum aggregate offering price by 0.00003930.

(3)	An aggregate of $5,019.34 was previously paid in connection with 1,212,199 unsold shares of the 1,500,000 shares of common stock registered under the Registration Statement on Form S-8 (No. 333-128896) filed on October 7, 2005 ($6,211.03 in fees paid) by General Maritime Subsidiary Corporation (formerly General Maritime Corporation), the successor to the Registrant following the Merger, as described in the Explanatory Note, which unsold shares were removed from registration as of December 17, 2008. Accordingly, pursuant to Rule 457(p) under the Securities Act, $715.61 of such aggregate of $5,019.34 is being offset against the total registration fee of $715.61 due in connection with this Registration Statement.

EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-4.3: AMENDED AND RESTATED 2001 STOCK INCENTIVE PLAN
EX-5.1: OPINION OF REEDER & SIMPSON P.C.
EX-23.1: CONSENT OF DELOITTE & TOUCHE LLP
EX-23.2: CONSENT OF MSPC
EX-23.3: CONSENT OF KPMG LLP

EXPLANATORY NOTE
     General Maritime Corporation (formerly Galileo Holding Corporation) (the “Registrant”) hereby files this Registration Statement on Form S-8 relating to its common stock, par value $.01 per share (“Common Stock”), which may be sold upon the exercise of options or pursuant to other types of equity-based awards granted under its General Maritime Corporation 2001 Stock Incentive Plan (as amended and restated, effective December 16, 2008) (the “Plan”).
     On December 16, 2008, pursuant to that certain Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008, by and among the Registrant, Arlington Tankers Ltd. (“Arlington”), Archer Amalgamation Limited (“Amalgamation Sub”), Galileo Merger Corporation (“Merger Sub”) and General Maritime Subsidiary Corporation (formerly General Maritime Corporation) (“Historic General Maritime”), Merger Sub merged with and into Historic General Maritime, with Historic General Maritime continuing as the surviving entity (the “Merger”), and Amalgamation Sub amalgamated with Arlington (the “Amalgamation” and, together with the Merger, collectively, the “Mergers”). As a result of the Mergers, Historic General Maritime and Arlington each became a wholly-owned subsidiary of the Registrant. In addition, upon the consummation of the Mergers, the Registrant assumed the obligations of Historic General Maritime under the Plan, and each option to purchase a share of the common stock of Historic General Maritime outstanding immediately prior to the effective time of the Merger (the “Effective Time”) has become an option to acquire 1.34 shares of the Registrant’s Common Stock at a price per share equal to the quotient of (i) the aggregate exercise price for the shares of the common stock of Historic General Maritime purchasable pursuant to such option immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of the Registrant’s Common Stock deemed purchasable pursuant to such option in accordance with the foregoing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The document(s) containing the information specified in this Part I will be sent or given to the participants in the Plan listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of documents by Reference.
     The Registrant hereby incorporates by reference in this Registration Statement the following documents:
(a)	Historic General Maritime’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	Arlington’s Annual Report on Form 10-K, as amended on October 10, 2008, for the fiscal year ended December 31, 2007;

(c)	Historic General Maritime’s Current Reports on Form 8-K filed on April 1, 2008, May 29, 2008, June 13, 2008, July 3, 2008, July 9, 2008, August 6, 2008 (as amended on August 7, 2008), August 28, 2008, October 23, 2008, October 27, 2008, November 26, 2008, and December 16, 2008 (as amended on December 19, 2008);

(d)	Arlington’s Current Reports on Form 8-K filed on April 23, 2008, June 30, 2008, August 6, 2008, August 28, 2008, September 30, 2008, October 23, 2008, and December 16, 2008;

(e)	The Registrant’s Current Reports on Form 8-K filed on December 16, 2008 (as amended on December 19, 2008) and December 17, 2008 (as amended on December 19, 2008); and

(f)	The description of the Registrant’s Common Stock included in the Registration Statement on Form S-4 (Registration No. 333-153247) filed by the Registrant under the Securities Act, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant is a Marshall Islands corporation. The Marshall Islands Business Corporations Act, or the MIBCA, provides that Marshall Islands corporations may indemnify any of their directors or officers who are or are threatened to be a party to any legal action resulting from fulfilling their duties to the corporation against reasonable expenses, judgments and fees (including attorneys’ fees) incurred in connection with such action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper. A corporation is permitted to advance payment for expenses occurred in defense of an action if its board of directors decides to do so. In addition, Marshall Islands corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.
     The Registrant’s amended and restated articles of incorporation and its by-laws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted under the MIBCA. The Commission has indicated that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the MIBCA or the Registrant’s articles of incorporation or by-laws, such indemnification is against public policy and thus unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1
Amended and Restated Certificate of Incorporation of General Maritime Corporation (formerly Galileo Holding Corporation) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on December 17, 2008).

4.2
By-laws of General Maritime Corporation (formerly Galileo Holding Corporation) (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the Commission on December 17, 2008).

4.3	General Maritime Corporation 2001 Stock Incentive Plan (as amended and restated, effective December 16, 2008).*

4.4
Form of Specimen Stock Certificate of General Maritime Corporation (formerly Galileo Holding Corporation) (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by the Registrant with the Commission on October 29, 2008 (Registration No. 333-153247)).

5.1	Opinion of Reeder & Simpson P.C.*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for the Registrant.*

23.2	Consent of MSPC Certified Public Accountants and Advisors, A Professional Corporation.*

23.3	Consent of KPMG LLP.*

23.4	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 22, 2008.

GENERAL MARITIME CORPORATION
By:	/s/ John G. Georgiopoulos
	Name:	John C. Georgiopoulos
	Title:	Executive Vice President, Treasurer and Secretary

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints John C. Georgiopoulos as true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do, or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on December 22, 2008 in the capacities indicated.

Signature	Title
/s/ John P. Tavlarios	President (principal executive officer ) and Director
John P. Tavlarios

/s/ Jeffrey D. Pribor Jeffrey D. Pribor	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Peter C. Georgiopoulos	Chairman of the Board of Directors
Peter C. Georgiopoulos

/s/ William J. Crabtree	Director
William J. Crabtree

/s/ Dr. E. Grant Gibbons	Director
Dr. E. Grant Gibbons

/s/ Rex W. Harrington	Director
Rex W. Harrington

/s/ George J. Konomos	Director
George J. Konomos

/s/ Peter S. Shaerf	Director
Peter S. Shaerf

EXHIBIT INDEX

Exhibit
Number	Description
4.1
Amended and Restated Certificate of Incorporation of General Maritime Corporation (formerly Galileo Holding Corporation) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on December 17, 2008).

4.2
By-laws of General Maritime Corporation (formerly Galileo Holding Corporation) (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the Commission on December 17, 2008).

4.3	General Maritime Corporation 2001 Stock Incentive Plan (as amended and restated, effective December 16, 2008).*

5.1	Opinion of Reeder & Simpson P.C.*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for the Registrant.*

23.2	Consent of MSPC Certified Public Accountants and Advisors, A Professional Corporation.*

23.3	Consent of KPMG LLP.*

23.4	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.